MARKETING COMMUNICATIONS SERVICES AGREEMENT

This Agreement, dated February __, 2005 provides details of the terms by which Baldacci Communications, LLC ("Agency"), located at 1921 Gallows Road, Suite 540, Vienna, Virginia 22182 will provide investor relations and market communications services to Braintech Inc. ("Client"), located at 930 West 1st Street, Suite 102, North Vancouver, British Columbia V7P3, Canada.

Recitals:

A. Braintech wishes to utilize the services of Jim Speros in the capacity of Public and Investors Relations Consultant;

B. Jim Speros suggests that Braintech contract him through an agreement with Baldacci Communications, because Baldacci has the expertise and resources needed to "package" Jim Speros to be effective.

C. Braintech enters into this agreement on the understanding that Jim Speros is leading the Public/Investor Relations Program.

Agreement:

1) Investor Relations and Market Communications Services: For services related to these disciplines as outlined in the "Investment Stakeholder Development Plan", (attached as Attachment D) including but not limited to: investor relations; strategic planning; market development; public relations; community and grass roots initiatives; branding; sales support; and media planning and buying and/or other activities, Agency will do the following on behalf of Client:

a) Advise Client on market dynamics and recommend actions designed to grow Client's business in a profitable manner;

b) Formulate, recommend and, upon receipt of verbal or written approval from Client, implement the strategies and associated tactics to reach the investment stakeholder development objectives which include affecting:

i) Sources of investment capital;

ii) Demand for and volatility of BRHI stock;

iii) Market listing; and

iv) Investment community awareness of Client;

c) Concept, design and produce creative material for use as Client's company identity;

d) Recommend and write a concise mission statement and brand positioning statement as well as brand architecture and associated presentation materials;

e) Manage inquiries from news reporters, investment managers and other interested parties regarding the Company;

f) Arrange meeting or distribute statements as appropriate to generate notice for Company with selected individuals and/or organizations that report on or influence the public perception of the Company and its competitors, suppliers, customers or industry.

2) Approvals:

a) Client shall have the sole right of final approval of any and all internal and external communications produced by the Agency on behalf of Client and approval must be given in writing prior to release of such communications. The Parties will make all reasonable efforts to support the need to meet deadlines for submission of such finished work as advertising creative and press releases and therefore will make all reasonable efforts to meet scheduled deadlines for production.

b) Client shall pre-approve all Additional Expenses and Costs in writing, (as per Approval Form attached as Attachment C) prior to costs being incurred.

3) Term: This Agreement shall begin effective February __, 2005 and shall stay in effect for one year or until this Agreement is terminated, (as per Section 7) by either party.

4) Agency Compensation and Re-imbursement: In consideration for the services provided in accordance with this Agreement, Client shall compensate Agency as follows:

a) Cash.

i) Prior to the 1st day of each month for the period commencing on February 1, 2005 and through to the final day of July, 2005, the Agency shall submit to Client an invoice for the amount of twenty-six thousand United States dollars ($USD26,000.00) for each month of the period therein. Payment terms for such invoices are net fifteen (15) days.

ii) Prior to the 1st day of each month for the period commencing on August 1, 2005 and through to the final day of January, 2006, the Agency shall submit to Client an invoice for the amount of eighteen thousand Unites States dollars ($USD18,000.00) for each month of the period therein. Payment terms for such invoices are net fifteen (15) days.

b) Stock.

i) After receiving Activity Report, (as per Section 6) for each of the first 6 months, Client will deliver to Agency, or to such other parties as designated in writing by Agency, 10,000 BRHI common shares issued pursuant to Regulation D, Rule 506 and will be "Restricted Stock" pursuant to Rule 144.

ii) After receiving Activity Report for each of the last 6 months, Client will deliver to Agency, or to such other parties as designated in writing by Agency, 25,000 BRHI common shares issued pursuant to Regulation D, Rule 506 and will be "Restricted Stock" pursuant to Rule 144.

5) Additional Expenses and Costs:

a) Travel. A travel budget has been established for the period for the period through January 31, 2006 at an annualized estimate of one hundred and fifty thousand Unites States dollars ($150,000 US). The Agency shall submit to Client an invoice on the first day and sixteenth day of each month for charges incurred by Agency personnel which are to be charged against the travel budget and reimbursed to Agency by Client. When such travel is is conducted on behalf of the Company, charges allowed and agreed to by Client include all applicable transportation, lodging and food expenses, including all applicable taxes and fees incurred by client. Payment terms for travel expenses are net fifteen (15) days.

b) Ancillary Pass Through Expenses. An ancillary pass through expense budget has been established for the period through January 31, 2006 at an annualized estimate of eighty thousand Unites States dollars ($80,000 US). Payment terms for ancillary pass through expenses are net fifteen (15) days. Ancillary pass through expenses include, but are not limited to, expenses incurred in:

i) News Distribution, Seminars & Conferences. In the event that Agency incurs costs in attending investment conferences and seminars, distribution of new releases through news distribution services, then Agency will bill Client for these expenses.

ii) Media Placement & Purchase. In the event that Agency purchases media directly on behalf of Client, Agency will purchase such media on a non-commissionable, net cost basis and will bill Client for these expenses and such funds shall be due and paid to Agency before non-cancelable media contracts become effective. Client recognizes that all media must be paid before media runs. Agency shall be responsible for notifying Client of payment deadlines coming due in a timely manner. Client acknowledges that, upon authorization to purchase media by Client, the Agency will act as an Agent for Client to negotiate contracts with applicable media, printing and other outside services. The Agency will enter into agreements, which bind Client only after receiving consent from Client. Client recognizes that the principal and sole responsibility for payment of these contracts remains with the Client until such time that Client pays the Agency for such services. Client herein authorizes the Agency to purchase and place advertising for Client, when approved by Client in writing, and to obligate Client contractually or other wise for payment of such advertising. Once Client has paid the Agency for ordered media, the Agency assumes full financial responsibility for remitting payment to the supplier/media. If however, Client fails to remit payment to the Agency, the financial responsibility for payment to the supplier lies fully with Client and not the Agency. Client will fully indemnify the Agency for any financial loss that the Agency may incur as the result of Client's failure to remit payment to the Agency or supplier.

iii) Independent Research. In the event that Agency commissions the preparation of independent research reports, Agency will contract for such independent research reports and will bill Client for these expenses. The Agency will enter into such agreements, which bind Client only after receiving consent from Client.

iv) Other work ordered by Client which is not included in the scope of Agency activity itemized in Sections 1 and 2 hereof may be done by Agency and paid for by Client provided Agency has received written authorization from Client. In the event that other work is ordered, the Agency will provide Client with an estimate of the anticipated incremental costs likely to result from such other work. For illustrative purposes, and not intended to limit Client in its choice of such other work, examples of other work are:

(1) Any creative "on-location" work such as an on-location photo shoot;
(2) Miscellaneous printing and printing overrun costs;
(3) Materials produced as marketing collateral such as posters, brochures and other such promotional items;
(4) Radio Advertisements
(5) Radio Production
(6) Print and/or Outdoor advertisements.

6) Activity Report: Agency shall provide Client within (5) days of month end a monthly activity report as per example attached as Attachment B.

7) Termination:

a) In the event either of the parties to this Agreement desire or elect to terminate this contract at any time, or in the event that either party should deem itself unable to continue the Agreement, it is specifically agreed by both of the said parties that either party can notify the other party in writing of the desire to terminate and such termination shall become effective thirty (30) days after such notice is delivered. Delivery of such notice must be made by a service, which requires a receipt confirming delivery of such notice. Upon receipt of such notice, the Parties shall prepare for the timeline for and the completion of work in progress at the time such notice was received. Each Party shall proceed in the termination of the relationship so as to facilitate the smooth and orderly transfer to Client of materials and records, and such work completed or which is in progress.

b) Upon notice of termination, Client will be liable and Agency will be only entitled to compensation of both cash and stock due, (as per Section 4a and 4b) up to and including date of Termination. All compensation due after Termination date will not be paid to Agency.

8) Other Terms and Conditions: The terms and conditions set forth on Attachment A hereto are hereby made part of and incorporated into this Agreement.

WE, THE UNDERSIGNED, HAVE READ AND FULLY UNDERSTAND THE CONTENTS OF THIS AGREEMENT AND ARE AUTHORIZED TO REPRESENT AND BIND THE COMPANY IN THIS MATTER:
Singnature:	/s/ Owen Jones______________	Signature:	/s/ Stephen Baldacci__________
Name&Title:	Owen Jones, CEO	Name&Title:	Stephen Baldacci, CEO_________
Company:	Braintech Inc.	Company:	Baldacci Communications, LLC
Date:	Feb 14, 2005_________________	Date:	2/4/05_______________________
Witness:	/s/ signed________________	Witness:	/s/ signed____________________
Date:	_Feb 14, 2005__________________	Date:	2/4/05_______________________

ATTACHMENT A: Terms and Conditions

1) Information and Confidentiality.

(a) Client shall use all reasonable efforts to ensure that all information and materials it provides to Agency are truthful and accurate and do not infringe or violate any law or the copyright, trademark, patent, other intellectual property right, privacy or publicity right or other right of any third party.

(b) Each Party acknowledges that Confidential Information may be disclosed to the other Party during the Term. During the Term and for a period of twelve (12) months following termination of this Agreement, each Party shall keep confidential and shall not disclose to any person or party the Confidential Information of the other Party, except to employees or agents of the Party who must have access to the Confidential Information in connection with performance of obligations hereunder and who have agreed to nondisclosure obligations no less protective than this Section 1. The forgoing obligations do not apply to Confidential Information that is required by law or a governmental agency to be disclosed, provided the receiving Party promptly notifies the disclosing Party of such requirement so that the disclosing Party can seek to obtain a protective order or similar remedy. Notwithstanding the foregoing, AGENCY may make reasonable use of Client's name and logos in Agency's marketing materials identifying Client as a client of Agency.

(c) "Confidential Information" means any information that is disclosed in the course of negotiation or performance of this Agreement, which is or should be reasonably understood by the receiving Party to be confidential or proprietary to the disclosing Party, including but not limited to, the material terms of this Agreement, internal plans or strategies, unpublished financial information, methodology, processes, programs, techniques or know-how. "Confidential Information" does not include information or materials that: (i) are published or become part of the public domain other than as a result of an act or omission by the receiving Party; (ii) were already independently known by the receiving Party prior to receiving them from the disclosing Party; (iii) are developed independently by the receiving Party; or (iv) are lawfully obtained from a third party without restriction or obligation of confidentiality.

2) Ownership of Materials. Except for previously developed ideas, concepts, know-how, knowledge, techniques, tools, approaches, and methodologies used by or proprietary to Client, as well as any publicly available information or materials, which may be reflected in the materials Agency delivers to Client, Client shall have title to, ownership of, and all proprietary rights in materials provided by Agency to Client in connection with the Services; provided, however, that title to any such proprietary rights shall not pass until Client's payment to Agency in accordance with this Agreement. Nothing in this Section 2 shall limit Agency's rights to use or market, in the conduct of its business, any such pre-existing materials or any general ideas, concepts, know-how, knowledge, techniques, tools, approaches and methodologies or other residual values possessed or known to Agency or learned or developed during the provision of services. Client agrees Agency may retain archival copies of any and all materials developed by Agency and delivered to Client in connection with the Services.

3) Agency Self-Promotion. The Agency retains the right to utilize finished creative product or other projects completed for Client for the purposed of Agency self-promotion. The Agency may display all such work on the Agency web site or reprint any such work to be included in Agency case studies or Agency corporate brochure(s). Agency may submit any such work for inclusion in industry-related award(s) programs or other similar forms of recognition.

4) Relationship of Parties. Agency and Client are independent contractors, and this Agreement does not create an association, agency, joint venture or partnership between Agency and Client and does not impose any liability attributable to such a relationship upon either Party. Absent written authorization, neither Agency nor Client shall have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind the other.

5) Warranty. Agency shall perform the Services in a professional manner reasonably consistent with prevailing industry practices and standards. EXCEPT AS EXPRESSLY SET FORTH IN THE FOREGOING SENTENCE, AGENCY DOES NOT MAKE ANY EXPRESS OR IMPLIED WARRANTIES WITH REGARD TO THE SERVICES, RELATED WORK PRODUCT OR ANY MATERIALS PREPARED, DELIVERED OR OBTAINED BY AGENCY IN CONNECTION WITH THE SERVICES, INCLUDING WARRANTIES OF TITLE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR WARRANTIES ARISING BY STATUTE, COURSE OF DEALING CUSTOM OR USAGE, TRADE PRACTICE OR OTHERWISE.

6) Limitation of Liability. Agency's liability to Client, whether arising in contract, tort or otherwise in connection with the Services, related work product or materials shall be limited to the amounts paid, excluding amounts used for the purchase and placement of media, by Client to Agency in the twelve (12) month period preceding the occurrence of the event giving rise to such claim for liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR TORT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY DAMAGES RESULTING FROM LOSS OF USE, LOSS OF DATA, LOSS OF PROFITS, LOSS OF REVENUE OR LOSS OF BUSINESS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EITHER PARTY'S PERFORMANCE OF SERVICES OR OF ANY OTHER OBLIGATIONS RELATING TO THIS AGREEMENT, WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE LIMITATIONS OF LIABILITY IN THIS SECTION 5 SHALL NOT APPLY A PARTY'S INDEMNITY OBLIGATIONS PURSUANT TO SECTION 7 HEREOF.

7) Indemnification. Each Party (the "Indemnifying Party") shall, at its expense, defend, indemnify and hold harmless the other Party (the "Indemnified Party") from and against any loss, damage, liability, expense or cost, including reasonable attorneys' fees, arising out of any claim, demand, or action of or by a third party ("Liabilities") arising from: (i) the Indemnifying Party's material breach of any obligation, representation or warranty under this Agreement, or (ii) infringement by any materials or information provided by the Indemnifying Party of any third party's copyright, trademark, patent, privacy or publicity right or other intellectual property right in the U.S., except in either case, to the extent such Liabilities are attributable to breach of this Agreement by, or the negligence or willful misconduct of, the Indemnified Party. In the event that a Party has actual or implied notice that an action has been taken or is likely to be taken which shall give rise to an Indemnifying Party's duties hereunder, such Party shall promptly notify the other Party. In such instances, the Indemnifying Party shall be afforded sole control of the defense and any settlement activities associated therewith, and (iii) the Indemnified Party must provide Client with reasonable information in the Indemnified Party's possession which the Indemnified party believes may assist in its defense of claims arising hereunder.

Furthermore, the Agency agrees to exercise its best judgment in the preparation and placement of all advertising and collateral materials for Client but shall not be liable to Client by reason of the defaults of suppliers of materials and/or services, owner of media, or other persons not employees of the Agency. The Agency shall not be held liable for printing, photography, or any other outside service associated with any project of Client unless the Agency contracts for and retains direct control over such services. Direct control shall include the authority for and actual exercise of all final approvals.

8) Non-solicitation of Employees. During the Term, and for a period of six (6) months following termination of this Agreement, neither Party shall directly or indirectly solicit, attempt to employ or retain, any employee or other personnel of the other Party without the prior written consent of the other Party; provided, however, that employment of an employee of the other Party as a result of a newspaper advertisement or other general solicitation shall not be a violation of this Section 8.

9) Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned, transferred or delegated by either Party without the prior written consent of the other Party; provided, however, that Agency may, from time to time, retain subcontractors or outside vendors to assist Agency in connection with the Services ("Subcontractors"). Unless otherwise agreed by the Parties in writing, in the event Agency elects to retain any Subcontractors, it shall not be relieved of any obligation or responsibility hereunder, it shall be responsible for payments to Subcontractors and such arrangement shall not create any contractual or payment obligation between Client and any Subcontractor. Client may from time to time retain subcontractors or outside vendors to provide materials or services related to the Services ("Client Contractors"), and unless otherwise agreed by the Parties in writing, Agency will have no payment or other obligation with respect to Client Contractors.

10) Entire Agreement/Amendment. This Agreement, including the Exhibits, sets forth the entire agreement and understanding between the Parties, and supersedes all prior discussions, understandings or agreements between the Parties with respect to the subject matter hereof. This Agreement may not be amended or modified except in writing duly executed by the Parties.

11) Governing Law. This Agreement shall be exclusively governed and construed under the laws of the Commonwealth of Virginia, except with respect to the conflicts of laws principles thereof.

12) Dispute Resolution. If a dispute occurs between the Parties that arises from or is related to this Agreement, then a senior executive of each Party shall make good faith efforts to resolve such dispute for no less than thirty (30) days. If, after such good faith efforts, the Parties have not resolved the dispute, they shall submit such dispute to arbitration in the Commonwealth of Virginia according to the Commercial Arbitration Rules of the American Arbitration Association, or such other neutral arbitrator as the Parties may agree to in writing. The decision and any award of the arbitrator shall be final and binding on the Parties. A prevailing Party may enforce the decision or award in any court of competent jurisdiction. Any arbitration hereunder and any action to enforce an award or decision shall be subject to the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

13) No Waiver. The failure of any Party to insist upon or enforce strict performance by the other Party of any provision of this Agreement, or to exercise any right under this Agreement, will not be construed as a waiver or relinquishment to any extent of such Party's right to assert or rely upon any such provision or right in that or any other instance.

14) No Third Party Beneficiary. This Agreement shall not, and is not intended to, benefit nor grant any right or remedy to any person or entity that is not a party to this Agreement.

15) Severability. If any provision or part of this Agreement is deemed invalid, illegal or unenforceable by reason of any law, regulation, administrative order, judicial decision or public policy, such provision or part shall be deemed null and void and severed from this Agreement, and the remainder of the Agreement shall remain in full force and effect.

16) Further Assurances. Upon request of one Party, the other Party shall execute and deliver such other documents or take such other actions as may be reasonably necessary for the implementation or performance of this Agreement.